Exhibit 99.1

Flag Ship Acquisition Corporation Receives Additional Nasdaq Notification Regarding Late Filing of Quarterly Report

NEW YORK, May 27, 2026 (GLOBE NEWSWIRE) -- Flag Ship Acquisition Corporation (Nasdaq: FSHP) (the "Company") announced that it received a second notification letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) on May 21, 2026 (the “Notice”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of its failure to timely file its periodic report on Form 10-Q for the quarter ended March 31, 2026 (the “Form 10-Q”) with the Securities and Exchange Commission. As previously announced on April 22, 2026, the Company received a notification letter from the Nasdaq Listing Qualifications Department on April 17, 2026 (the “Initial Notice”) as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”).

The notices have no immediate effect on the listing or trading of the Company’s ordinary shares on the Nasdaq Global Market.

Under Nasdaq rules, the Company has 60 calendar days from receipt of the Initial Notice, or until June 16, 2026, to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq may grant an exception of up to 180 calendar days from the Form 10-K due date, or until October 12, 2026, for the Company to regain compliance.

The Company intends to take the necessary steps to regain compliance with Nasdaq’s listing rules as soon as practicable. However, there can be no assurance that Nasdaq will accept the Company’s plan or grant an exception, or that the Company will be able to regain compliance within any extension period that may be granted.

This press release is issued in accordance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s intention to file the Form 10-Q and Form 10-K, submit a compliance plan, and regain compliance with Nasdaq listing requirements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including the Company’s ability to complete its financial statements and file required reports in a timely manner, and Nasdaq’s acceptance of any compliance plan. The Company undertakes no obligation to update any forward-looking statements except as required by law.

About Flag Ship Acquisition Corp.

Flag Ship is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. Flag Ship’s efforts to identify a target business have not been limited to a particular industry or geographic region. Flag Ship is sponsored by Whale Management Corporation, a BVI business company with limited liability.

Contact:

Matthew Chen | Chief Executive Officer
Phone: (212) 884-2667
Email: mchen@flagshipac.com